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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT


                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  May 23, 1995


                        National Securities Corporation
             (Exact name of registrant as specified in its charter)


                                   Washington
                 (State or Other Jurisdiction of Incorporation)


          0-15521                            91-0519466
   Commission File Number           IRS Employer Identification No.


1001 Fourth Avenue, Suite 2200, Seattle, WA        98154
 (Address of Principal Executive Offices)        (Zip Code)

                                 (206) 622-7200
               Registrant's Telephone Number, Including Area Code
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ITEM 5. OTHER EVENTS


On May 23, 1995, National Securities Corporation ("the Company") sold 100,000 newly issued common shares in a private placement to 23 individuals and entities (the "Purchasers"). Additionally, Robert Block, Chairman of the Company (and the Block Foundation) sold 108,830 shares to the Purchasers, and Robert Kollack, President and Chief Executive Officer, sold 107,000 shares to them. All shares were purchased at a price of $5.00 per share. The total number of shares sold in these transactions equal approximately 48% of the Company's outstanding shares.

Block and the Block Foundation held 25 percent of the Company's outstanding stock. Block now holds 33,060 shares or about 5 percent. Block retired from the Board but will be appointed Chairman Emeritus and will continue to work as an advisor to the Company. Kollack held 19 percent of the Company's shares.
He sold all of his shares and was granted options to purchase 75,000 shares at $5.00 each. Kollack remains a director and continues to serve as the Company's President. As part of the transaction, Barry Shulman resigned from the Board. Purchasers Steven A. Rothstein and Norman S. Lynn replaced Block and Shulman on the Board. Mr. Rothstein was granted options to purchase 70,000 shares and Mr. Lynn, options to purchase 30,000 shares, all at $5.00 each.

Mr. Steven A. Rothstein was the only Purchaser acquiring a beneficial interest in more than 10% of the Company's stock.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


NATIONAL SECURITIES CORPORATION


By /s/ ROBERT I. KOLLACK            May 26, 1995
   ----------------------------     -----------------------
   Robert I. Kollack                Date
   President and Director